Exhibit 10.32

May 3, 2011

Mr. David Arkowitz

627 Chestnut Street

Waban, MA 02468

Re:	Employment Offer – Chief Financial Officer

Dear David:

I am delighted to confirm the terms of which you will be employed by Mascoma Corporation (the “Company”).

1. Position. You will serve as Chief Financial Officer and have executive responsibility for the corn CBP Business for the Company reporting directly to me. As a full-time employee of the Company, you will be expected to perform duties customarily assigned to such roles, as previously discussed with me. You will devote substantially your full business time and best efforts to the performance of your duties and the business and affairs of the Company and will not undertake or engage in any other employment, occupation or business enterprise; provided, however that you may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations; provided further, that any such positions are disclosed to the Company’s Board and to me and do not materially interfere with your duties and responsibilities to the Company. Because this position is an Officer of the Company, your hire is subject to approval by the Board of Directors.

2. Start Date. It is expected that your employment will begin on or before June 1, 2011 (the “Start Date”).

3. Sign on Bonus. Within ten business days after the Start Date, the Company will pay you a sign-on bonus of $35,000 (gross).

4. Salary. As an employee of the Company, you will be paid a bi-weekly salary at a rate of $11,730.76 ($305,000 per annum). Such salary will be payable in accordance with the Company’s normal payment schedule for its employees. This is open to review annually at the time of performance reviews.

5. Performance Bonus Compensation. During your employment, you may be considered annually for a discretionary performance bonus. Currently, your anticipated performance bonus target will be 40% percent of your base salary. In the discretion of the Board of Directors, an additional bonus may be awarded to you based on outstanding corporate or personal performance. Performance bonus compensation in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on its assessment of your performance and that of the Company, relative to milestones to be agreed upon between you and

Mascoma Corporation      67 Etna Road Suite 300      Lebanon NH 03766      603.676.3320      www.mascoma.com

Mr. David Arkowitz

May 3, 2011

the CEO, and otherwise in accordance with the general employee bonus program established by the Mascoma Board’s Compensation Committee.

6. Stock Options. At the next regular meeting of the Board following the Start Date, subject to all necessary Board and shareholder approvals, it is anticipated that you will be granted the following stock options, subject to the terms and conditions of the Company’s stock option plan and standard stock option agreements to be signed by both you and the Company.

(a) an option to purchase 1,085,825 shares of common stock of the Company, which will vest with respect to 20% of such shares on the first anniversary of the grant date and will vest with respect to the remaining 80% of such shares in equal monthly installments over the following 48 months after the first anniversary of the grant date, subject in all cases to your continued employment with the Company through each vesting date (the “Initial Grant”);

(b) an option to purchase 40,000 shares of common stock of the Company, which will vest with respect to 20% of such shares on the first anniversary of the grant date and will vest with respect to the remaining 80% of such shares in equal monthly installments over the following 48 months after the first anniversary of the grant date, subject in all cases to your continued employment with the Company through each vesting date (the “Additional Grant”);

(c) an option to purchase 90,000 shares of common stock of the Company, which will vest with respect to 50,000 of such shares in the event of the Company’s initial public offering that results in net proceeds to the Company of at least $75,000,000, and with respect to an additional 10,000 of such shares in the event of the Company’s initial public offering that results in net proceeds to the Company of more than $75,000,000, and with respect to an additional 30,000 of such shares in the event of the Company’s initial public offering that results in net proceeds to the Company of more than $100,000,000, subject in all cases to your continued employment with the Company through the date of such initial public offering (the “IPO Grant”).

Each of the Initial Grant, the Additional Grant and the IPO Grant will have an exercise price per share equal to the fair market value of the Company’s common stock on the grant date, as determined by the Board. You must execute and deliver all stock option agreements, signature pages and other documents that the Company requests in connection with your stock option grants.

The Initial Grant, the Additional Grant (and any other stock option grants that you receive in the future) and the IPO Grant shall be subject to acceleration as follows:

(i) In the event of a Change in Control (as defined below), 50% of the unvested portion of the Initial Grant and the Additional Grant will vest immediately and

Mr. David Arkowitz

May 3, 2011

100% of the then unvested portion of the options in item 6(c) above will vest immediately.

(ii) 100% of the then unvested portion of the Initial Grant and the Additional Grant will vest immediately, in the event either that (A) you are terminated without Cause (as defined below) or your employment is Constructively Terminated (as defined below), in both cases, within twelve months following a Change of Control, or (B) you remain employed with the Company for twelve consecutive months after a Change of Control.

(iii) “Change of Control” means a merger or acquisition of the Company in a transaction pursuant to which the shares of the Company outstanding immediately prior to such transaction represent, or are converted into or exchanged for shares that represent, less than fifty percent (50%) of the voting power of the surviving entity in such transaction, or sale of all or substantially all of the assets of the Company; provided, that a venture capital or other equity financing or financings of the Company shall not constitute a “Change of Control” hereunder.

You will also be eligible to receive additional grants from time to time as the Board may award in its discretion.

7. Benefits; Vacation; Withholding. You will be entitled to participate in health, insurance, 401 (k), and other benefit plans provided to all or most of Mascoma’s senior executives. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of four (4) weeks’ vacation and ten (10) paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law.

If a Boston office is not established within six months of your start date, we will reimburse you for reasonable commuting expenses.

Mr. David Arkowitz

May 3, 2011

8. Term and Termination. Your employment under this letter agreement shall continue until terminated pursuant to this Paragraph 8. Your employment with the Company is an “at-will” employment and, subject to the conditions of this Paragraph 8, may be terminated by either you or the Company at any time with or without Cause.

(a) The Company may terminate your employment for “Cause” immediately upon written notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the non-employee members of the Board in its reasonable judgment, shall constitute Cause for termination: (i) fraud or embezzlement with respect to the Company or any subsidiary; (ii) other material misconduct by you in connection with the Company, including, without limitation, misappropriation of funds or property other than occasional, customary and de minimis use of Company property for personal purposes; (iii) your gross negligence or willful misconduct with respect to the Company or any subsidiary; (iv) your commission of (A) any felony or (B) a misdemeanor involving moral turpitude, fraud or misrepresentation; (v) your breach of any material terms of this letter agreement or any other agreement to which you and the Company are both parties; (vi) your dishonesty to the CEO or Board or any Board member regarding any matter related to the Company; or (vii) your willful insubordination or disregard of the legal directives of the CEO or Board which are not inconsistent with the scope and nature of your duties or your ethical obligations.

(b) The Company may terminate your employment at any time other than for Cause with thirty (30) days written notice to you. The Company may relieve you of your duties during this notice period.

(c) If you are terminated without Cause or Constructively Terminated (as hereinafter defined), then (i) the Company will continue to pay you your base salary as in effect on the date of your termination for six (6) months (“Salary Continuance”), to commence as set forth in Paragraph 8(i) below and otherwise subject to Paragraph 8(i), and (ii) all shares subject to stock options (other than the IPO Grant) then held by you shall vest, as of the termination date, as if they were held for an additional twelve (12) months. Exercise of such options shall be subject to the applicable stock option plan, including without limitation a 90 day limit on post-termination exercise. In addition, the Company may, in the complete discretion of the Board, enhance the Salary Continuance with a payment of a pro rata portion of your annual bonus.

(d) If you are terminated without Cause or Constructively Terminated, then subject to your continued eligibility for group health and dental plan continuation under COBRA, the Company shall pay the same amount toward premiums for you for such coverage as it pays towards premiums for coverage of you on the date of termination subject to Paragraph 8(i) below, with such payments to continue effective for twelve (12) months following your termination (“Paid COBRA Coverage”). The Company shall have the right to recover the remaining portion of such premiums from any Salary Continuance for such period as Salary

Mr. David Arkowitz

May 3, 2011

Continuance is in effect. Thereafter, the Company’s obligation to provide paid COBRA coverage shall be subject to your timely payment of the remaining portion of such premiums.

(e) For purposes of this letter agreement, “Constructively Terminated” shall mean a resignation of your employment if you resign from your employment hereunder due to the occurrence of any of the following without your express written consent: (i) notice that you are required to relocate to a location that is both (A) greater than 50 miles from the Lebanon, NH location and (B) outside a 50 mile radius of Boston, MA; (ii) any material diminution in your authority, duties or responsibilities; (iii) a change in your reporting obligations such that you report to anyone other than directly to the CEO; or (iv) any material diminution of your base salary; provided, that if the Board has determined that it is in the best interests of the Company to reduce compensation generally, such reduction shall not provide a basis for you to be Constructively Terminated if (A) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (B) the reduction does not reduce the salary by more than 10% below the level then in effect. Each of (i) to (iv) above is referred to as a “Constructive Termination Condition.” In addition to the foregoing, your right to have a Constructive Termination is subject to the following: (i) you must provide written notice to the Company of the occurrence of one of the Constructive Termination Conditions within 90 days of its initial existence; (ii) the Company must be given a period of at least 30 days to remedy such Constructive Termination Condition; (iii) the Company must fail to remedy the Constructive Termination Condition within such period; and (iv) you must leave employment within one year of the initial existence of such Constructive Termination Condition.

(f) Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(g) Except as otherwise provided in this letter agreement, upon any termination of your employment with the Company for any reason, vesting of any stock options which the Company may have granted to you shall cease immediately.

(h) Payment of Salary Continuance and Paid COBRA Coverage in the event of a termination without Cause or a Constructive Termination are subject to your agreement to a release of claims against the Company and related persons and entities in a form satisfactory to the Company, which may further include other post-termination commitments by you, including nondisparagement and reasonable availability to provide assistance with transitional and litigation matters (the “Release”). Payment of Salary Continuance and Paid COBRA Coverage will be in lieu of any entitlement you may otherwise have under any Company policy, practice or agreement (other than this letter agreement) with respect to notice of termination, pay in lieu of notice of termination or other severance payment or benefit from any other Company source. The Company shall tender a Release to you within seven days of the date of termination;

Mr. David Arkowitz

May 3, 2011

provided the termination is a termination without Cause or a Constructive Termination. You shall be given the opportunity to consider such release for 21 days before being required to sign it and to revoke it within seven days after signing it. If you sign the Release and it becomes effective, the Company shall commence payment of Salary Continuance on the first payroll date occurring more than 35 days after the date of termination. Notwithstanding the foregoing, Paid COBRA Coverage shall commence effective immediately after the date of termination subject to your election of COBRA coverage, but shall cease if you do not sign the release within or immediately following the expiration of the 21-day period or it does not become effective.

9. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a) The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the enclosed Confidentiality and Developments Agreement.

(c) Your execution and delivery of the enclosed Noncompetition Agreement.

This offer of employment will expire on May 9, 2011 unless accepted by you prior to such date.

This letter and the agreements referenced in paragraphs 9(b) and (c) above constitute the entire agreement between you and the Company regarding the subject matter contained herein and supersedes any prior agreements (oral or written) concerning such subject matter.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

MASCOMA CORPORATION

By:	/s/ William Brady
William Brady
Chief Executive Officer

Agreed and Accepted:

Mr. David Arkowitz

May 3, 2011

David Arkowitz	Date